UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 16, 2019

RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 Lake Robbins Drive, Suite 250 The Woodlands, TX	77380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 675-2421

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	RIBT	NASDAQ Capital Market

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2019, RiceBran Technologies (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lake Street Capital Markets, LLC (the “Underwriter”) relating to an underwritten public offering (the “Offering”) of an aggregate of 5,900,000 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”). Subject to the terms and conditions contained in the Purchase Agreement, the Underwriter agreed to purchase and the Company has agreed to sell the Shares at a public offering price of $1.25 per Share, less the Underwriter’s discount and commission of $0.075 per Share. Under the terms of the Purchase Agreement, the Company granted the Underwriter a 30-day option to purchase up to an additional 885,000 shares of Common Stock to cover overallotments, if any. The Offering, including the full exercise of the overallotment option, closed on December 19, 2019 (the “Closing”). The net proceeds to the Company from the Offering after deducting the underwriting discounts and commissions and estimated offering expenses after the Closing are approximately $7.8 million.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-232447), previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”), as supplemented by a preliminary prospectus supplement, dated December 17, 2019, and a final prospectus supplement, dated December 17, 2019, filed with the SEC. The opinion of Weintraub Tobin Chediak Coleman Grodin Law Corporation regarding the validity of the Shares is filed herewith as Exhibit 5.1.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

A copy of the Purchase Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2019, Baruch Halpern and David Goldman each resigned as members of the Company’s board of directors. Mr. Halpern’s and Mr. Goldman’s resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01	Other Events.

On December 11, 2019, the Company issued a press release announcing the launch of the Offering, on December 17, 2019, the Company issued a separate press release announcing the pricing of the Offering, and on December 19, 2019, the Company issued press release announcing the full exercise of the overallotment option and closing of the Offering. Copies of each press release are attached as Exhibits 99.1, 99.2 and 99.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
1.1	Purchase Agreement dated December 17, 2019.
5.1	Opinion of Weintraub Tobin Chediak Coleman Grodin Law Corporation.
23.1	Consent of Weintraub Tobin Chediak Coleman Grodin Law Corporation (included in Exhibit 5.1).
99.1	Press Release issued December 11, 2019.
99.2	Press Release issued December 17, 2019.
99.3	Press Release issued December 19, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: December 19, 2019	By:	/s/ Brent Rystrom
Brent Rystrom
Chief Executive Officer
(Duly Authorized Officer)